Exhibit 99.2
MATRIXX INITIATIVES, INC. ANNOUNCES RETIREMENT OF CARL JOHNSON
SCOTTSDALE, AZ, October 21, 2008; Matrixx Initiatives, Inc. (Nasdaq: MTXX) today announced that President and Chief Executive Officer Mr. Carl Johnson will be retiring from the Company, effective October 31, 2008. Mr. William Hemelt, who joined Matrixx in 1998 and currently serves as the Company’s Executive Vice President and Chief Financial Officer, will assume the additional roles of Acting President and Chief Operating Officer, with responsibility for the day-to-day management of the Company, until the completion of the Company’s search for a permanent replacement of Mr. Johnson. Mr. Johnson has agreed to serve as a consultant to the Company until March 31, 2009, the end of the Company’s current fiscal year, to assist with transition items.
In announcing Mr. Johnson’s retirement, the Company said, “Carl’s contributions to Matrixx cannot be overstated. Under his leadership, the Company has experienced a 30% compounded annual growth rate in revenues and sustained profitability. The Zicam brand has ranked in the top 3 brands for growth in the cough/cold category for the past six consecutive years.”
Mr. Johnson said “I am extremely proud of what the employees have accomplished at Matrixx over the past seven years and I believe the Company is well positioned to capitalize on the substantial opportunities ahead of it. I look forward to working with Bill Hemelt and the rest of the management team during this transition period and I wish all of the employees continued success in the future.”
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development and marketing of over-the-counter healthcare products that utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, markets and sells Zicam® and Nasal Comfort™ products in the cough and cold category, and Xcid™ antacid in the digestive health category. Zicam Canada, Inc., a wholly-owned subsidiary of Zicam, LLC markets and sells select Zicam products in Canada. The Company’s flagship product, Zicam Cold Remedy nasal gel, is a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Swabs™; Zicam Cold Remedy Chewables™; Zicam Cold Remedy Oral Mist™; Zicam Cold Remedy RapidMelts™; Zicam Allergy Relief; Zicam Extreme Congestion Relief; Zicam Sinus Relief; as well as Zicam Cough products and Zicam Multi-Symptom relief items. For more information regarding Matrixx products, go to www.Zicam.com. To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, Acting President and Chief Operating Officer, 602-385-8888, or Bill Barba, Treasurer, at 602-385-8881. Matrixx is located at 8515 E. Anderson Dr., Scottsdale, Arizona 85255.

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